                                   EXHIBIT 10.13









                            AGREEMENT AND PLAN OF MERGER

                                    BY AND AMONG

                                  PERFICIENT, INC.

                           PERFICIENT ACQUISITION CORP.,

                                  LOREDATA, INC.,

                                        AND

                       THE SOLE SHAREHOLDER OF LOREDATA, INC.

                           DATED AS OF DECEMBER 10, 1999


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
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                                  TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
ARTICLE I  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

  1.01    THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . .1
  1.02    PLAN OF MERGER . . . . . . . . . . . . . . . . . . . . . . . . .1
  1.03    EFFECTIVE TIME . . . . . . . . . . . . . . . . . . . . . . . . .1
  1.04    EFFECT OF THE MERGER . . . . . . . . . . . . . . . . . . . . . .2
  1.05    CONVERSION OF COMPANY COMMON STOCK . . . . . . . . . . . . . . .2
  1.06    ESCROWED CONSIDERATION . . . . . . . . . . . . . . . . . . . . .3
  1.07    CERTIFICATE OF INCORPORATION . . . . . . . . . . . . . . . . . .3
  1.08    BYLAWS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
  1.09    DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. . . . . . .3
  1.10    ADDITIONAL ACTIONS . . . . . . . . . . . . . . . . . . . . . . .4
  1.11    ACCOUNTING AND TAX TREATMENT . . . . . . . . . . . . . . . . . .4

ARTICLE II . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4

PAYMENT OF MERGER CONSIDERATION. . . . . . . . . . . . . . . . . . . . . .4

  2.01    EXCHANGE OF SHARES.. . . . . . . . . . . . . . . . . . . . . . .4
  2.02    FORFEITURE OF MERGER CONSIDERATION.. . . . . . . . . . . . . . .5
  2.03    ADJUSTMENT OF MERGER CONSIDERATION . . . . . . . . . . . . . . .7

ARTICLE III. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDER. . . . .8

  3.01    CORPORATE ORGANIZATION AND QUALIFICATION . . . . . . . . . . . .8
  3.02    CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . . .8
  3.03    AUTHORITY; NO VIOLATION. . . . . . . . . . . . . . . . . . . . .9
  3.04    CONSENTS AND APPROVALS . . . . . . . . . . . . . . . . . . . . 10
  3.05    FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . 10
  3.06    ABSENCE OF CERTAIN CHANGES OR EVENTS . . . . . . . . . . . . . 11
  3.07    LEGAL PROCEEDINGS. . . . . . . . . . . . . . . . . . . . . . . 11
  3.08    TAXES AND TAX RETURNS. . . . . . . . . . . . . . . . . . . . . 12
  3.09    EMPLOYEE BENEFIT PLANS . . . . . . . . . . . . . . . . . . . . 14
  3.10    COMPLIANCE WITH APPLICABLE LAW; CERTAIN AGREEMENTS; LICENSING. 15
  3.11    CERTAIN CONTRACTS. . . . . . . . . . . . . . . . . . . . . . . 16
  3.12    AGREEMENTS WITH REGULATORY AGENCIES. . . . . . . . . . . . . . 17
  3.13    ENVIRONMENTAL MATTERS. . . . . . . . . . . . . . . . . . . . . 17
  3.14    PROPERTIES . . . . . . . . . . . . . . . . . . . . . . . . . . 17
  3.15    INSURANCE. . . . . . . . . . . . . . . . . . . . . . . . . . . 18
  3.16    LABOR MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . 18
  3.17    INTELLECTUAL PROPERTY. . . . . . . . . . . . . . . . . . . . . 19

                                      -I-


  3.18    BROKER'S FEES. . . . . . . . . . . . . . . . . . . . . . . . . 19
  3.19    BANK ACCOUNTS. . . . . . . . . . . . . . . . . . . . . . . . . 19
  3.20    YEAR 2000. . . . . . . . . . . . . . . . . . . . . . . . . . . 19
  3.21    DISCLOSURE . . . . . . . . . . . . . . . . . . . . . . . . . . 20

ARTICLE IV . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB . . . . . . . . . . . . 20

  4.01    CORPORATE ORGANIZATION AND QUALIFICATION . . . . . . . . . . . 20
  4.02    CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . . 20
  4.03    AUTHORITY; NO VIOLATIONS . . . . . . . . . . . . . . . . . . . 21
  4.04    CONSENTS AND APPROVALS . . . . . . . . . . . . . . . . . . . . 21
  4.05    BROKER'S FEES. . . . . . . . . . . . . . . . . . . . . . . . . 22
  4.06    SEC REPORTS. . . . . . . . . . . . . . . . . . . . . . . . . . 22

ARTICLE V  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

COVENANTS RELATING TO CONDUCT OF BUSINESS. . . . . . . . . . . . . . . . 22

  5.01    COVENANTS OF THE COMPANY . . . . . . . . . . . . . . . . . . . 22
  5.02    NO SOLICITATION; NON-DISCLOSURE. . . . . . . . . . . . . . . . 24

ARTICLE VI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25

ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . 25

  6.01    REGULATORY MATTERS . . . . . . . . . . . . . . . . . . . . . . 25
  6.02    SECURITIES LAWS MATTERS. . . . . . . . . . . . . . . . . . . . 25
  6.03    SHAREHOLDER APPROVAL . . . . . . . . . . . . . . . . . . . . . 26
  6.04    ACCESS TO INFORMATION. . . . . . . . . . . . . . . . . . . . . 26
  6.05    LEGAL CONDITIONS TO MERGER . . . . . . . . . . . . . . . . . . 26
  6.06    ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . . . . . . . 26
  6.07    DISCLOSURE SUPPLEMENTS . . . . . . . . . . . . . . . . . . . . 26
  6.08    NO INCONSISTENT ACTIONS. . . . . . . . . . . . . . . . . . . . 26
  6.09    TAX MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . 27
  6.10    EMPLOYMENT AGREEMENT . . . . . . . . . . . . . . . . . . . . . 27
  6.11    COMPANY SHAREHOLDER REPRESENTATION LETTER. . . . . . . . . . . 27
  6.12    RETENTION BONUSES. . . . . . . . . . . . . . . . . . . . . . . 27
  6.13    PUBLICITY. . . . . . . . . . . . . . . . . . . . . . . . . . . 27

ARTICLE VII. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . . . 28

  7.01    CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER . . 28
  7.02    CONDITIONS TO OBLIGATIONS OF PARENT AND SUB. . . . . . . . . . 28
  7.03    CONDITIONS TO OBLIGATIONS OF THE COMPANY . . . . . . . . . . . 29

                                      -ii-

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ARTICLE VIII . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30

TERMINATION AND AMENDMENT. . . . . . . . . . . . . . . . . . . . . . . . 30

  8.01    TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . 30
  8.02    EFFECT OF TERMINATION. . . . . . . . . . . . . . . . . . . . . 31
  8.03    EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
  8.04    AMENDMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . 31
  8.05    EXTENSION; WAIVER. . . . . . . . . . . . . . . . . . . . . . . 31

ARTICLE IX . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32

INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32

  9.01    AGREEMENT TO INDEMNIFY . . . . . . . . . . . . . . . . . . . . 32
  9.02    SURVIVAL OF INDEMNITY. . . . . . . . . . . . . . . . . . . . . 32
  9.03    ADDITIONAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . 32

ARTICLE X  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34

GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . 34

  10.01   CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
  10.02   NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
  10.03   INTERPRETATION . . . . . . . . . . . . . . . . . . . . . . . . 35
  10.04   COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . 35
  10.05   ENTIRE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . 35
  10.06   GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . . . 35
  10.07   ENFORCEMENT OF AGREEMENT . . . . . . . . . . . . . . . . . . . 35
  10.08   SEVERABILITY . . . . . . . . . . . . . . . . . . . . . . . . . 36
  10.09   ASSIGNMENT . . . . . . . . . . . . . . . . . . . . . . . . . . 36

EXHIBIT A - ESCROW AGREEMENT

EXHIBIT B - REGISTRATION RIGHTS AGREEMENT

EXHIBIT C - EMPLOYMENT AGREEMENT

EXHIBIT D - REPRESENTATION LETTER

EXHIBIT E - RETENTION BONUS

EXHIBIT F - FIRPTA AFFIDAVIT

EXHIBIT G - OPINION OF COUNSEL TO COMPANY

EXHIBIT H - OPINION OF COUNSEL TO PARENT AND SUB

EXHIBIT I - NONCOMPETITION AGREEMENT

EXHIBIT J - INDEMNIFICATION LETTER

                             AGREEMENT AND PLAN OF MERGER


       AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of December 10, 1999, by and among Perficient, Inc., a Delaware corporation ("Parent"), Perficient Acquisition Corp., a Delaware corporation ("Sub"), LoreData, Inc., a Connecticut corporation (the "Company"), and the sole Shareholder of the Company set forth on the signature page hereto (the "Shareholder").

       WHEREAS, the respective Boards of Directors of Parent and the Company have determined that it is advisable and in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge with and into Sub (the "Merger"); and

       WHEREAS, the shareholders of each of Sub and the Company have approved and adopted this Agreement and the transactions contemplated hereby; and

       WHEREAS, Parent, Sub, the Company and the Shareholder desire to make certain representations, warranties and covenants in connection with the Merger.

       NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                     ARTICLE I

                                     THE MERGER

       1.01 THE MERGER. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law ("DGCL") and the Connecticut Business Corporation Act ("CBCA"), at the Effective Time (as hereinafter defined), the Company shall merge with and into Sub. Sub shall become the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. Parent shall cause the Surviving Corporation to become a wholly-owned subsidiary of Parent. The name of the Surviving Corporation shall be "Perficient LoreData, Inc.", a Delaware corporation. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

       1.02 PLAN OF MERGER. This Agreement shall constitute an agreement of merger for purposes of the DGCL and the CBCA.

       1.03 EFFECTIVE TIME. As promptly as practicable after all of the conditions set forth in Article VII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, the Company and Sub shall duly execute and file certificates/articles of merger

(collectively, the "Certificate of Merger") with the Secretary of State of the State of Delaware (the "Delaware Secretary") in accordance with the DGCL and with the Secretary of State of the State of Connecticut (the "Connecticut Secretary") in accordance with the CBCA. The Merger shall become effective on the date (the "Effective Date") and at such time (the "Effective Time") as the Certificate of Merger is filed with the Delaware Secretary or at such later date and time as is specified in the Certificate of Merger.

       1.04 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided herein and as set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (i) all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, (ii) all debts, liabilities, obligations, restrictions, disabilities and duties of Sub and the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation and (iii) the Surviving Corporation shall become a wholly-owned subsidiary of Parent.

       1.05   CONVERSION OF COMPANY COMMON STOCK.

              (a) At the Effective Time, each issued and outstanding share of common stock, no par value per share, of the Company (the "Company Common Stock") immediately prior to the Effective Time (other than shares of Company Common Stock held in the Company's treasury) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into the right to receive and be exchangeable for (i) $385,000 (the "Cash Price") divided by the number of shares of Company Common Stock outstanding on a fully-diluted basis (the "Cash Per Share Price"); (ii) the Conversion Number (as defined below) of shares of common stock, par value $0.001 per share, of Parent (the "Parent Common Stock") (such consideration to be referred to as the "Stock Per Share Price" and, together with the Cash Per Share Price, the "Per Share Price"); a portion of which shall be subject to forfeiture or adjustment as provided in Section 2.02 and Section 2.03 and
Article IX hereof.

              (b) Each share of Company Common Stock converted into the Parent Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate (each a "Certificate," and collectively, the "Certificates") previously representing any such shares of Company Common Stock shall thereafter represent the right to receive (i) cash equal to the Cash Per Share Price multiplied by the number of shares of Company Common Stock represented by such certificate; and (ii) shares of Parent Common Stock equal to the Stock Per Share Price multiplied by the number of shares of Company Common Stock represented by such Certificate, plus any cash for fractional shares upon conversion (in the aggregate, the "Merger Consideration"), a portion of which shall be subject to forfeiture or adjustment as provided in
Section 2.02 and Section 2.03 and subject to Article IX hereof.

              (c) For purposes of this Agreement, the Conversion Number shall be the quotient of:

              (i) $2,365,000 less the product of $145,000 multiplied by the difference of (i) fifteen (15) and (ii) the number of employees listed on EXHIBIT E hereto on the Closing Date (the "Stock Price") divided by the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, divided by

              (ii) the average closing price of Parent Common Stock as reported on the Nasdaq SmallCap Market for the ten (10) consecutive trading days immediately preceding the public announcement of the Merger (the "Average Closing Price").

              For example, if the Average Closing Price is $12 and the number of employees listed on Exhibit E on the Closing Date is 13, then the Conversion Number shall be 1,729.166 [which equals (($2,365,000 - ($145,000 x (15-13)))/100/12)].

              (d) If, between the date of this Agreement and the Effective Time as to the Per Share Price, the outstanding shares of Parent Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization or exchange of shares or if a stock split, combination, stock dividend, stock rights or extraordinary dividend thereon shall be declared with a record date within said period, the Stock Per Share Price and the Average Closing Price shall be correspondingly adjusted, as applicable. No fractional shares of Parent Common Stock will be issued and, in lieu thereof, any shareholder entitled to receive a fractional share of Parent Common Stock shall be paid in cash an amount equal to the value of such fractional shares, which shall be calculated as the fraction of the share of Parent Common Stock that would otherwise be issued multiplied by the Average Closing Price.

       1.06 ESCROWED CONSIDERATION. Such number of shares of Parent Common Stock equal to the Conversion Number less $385,000 divided by the Average Closing Price (the "Escrowed Shares") plus the cash portion of any fractional shares upon conversion (calculated in accordance with Section 1.05(d)) (the "Escrowed Cash") shall be held in escrow (the Escrowed Shares and the Escrowed Cash are herein collectively referred to as the "Escrowed Consideration") for a period of one (1) year from the Closing Date, subject to Section 2.02 and Section 2.03 and subject to Article IX, pursuant to the terms and subject to the conditions set forth in the Escrow Agreement.

       1.07 CERTIFICATE OF INCORPORATION. Unless otherwise agreed to by the parties prior to the Effective Time, at and after the Effective Time, the Certificate of Incorporation of Sub shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided by law and such Certificate of Incorporation.

       1.08 BYLAWS. Unless otherwise agreed to by the parties prior to the Effective Time, at and after the Effective Time, the Bylaws of Sub shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

       1.09 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. As of the Effective Time, the board of directors of the Surviving Corporation shall consist of three (3) members who shall be designated by Parent in writing prior to the Effective Time. Each of the directors so designated shall hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until his or her respective successors are duly elected or appointed and qualified. The board of directors of the Surviving Corporation shall elect the officers of the Surviving Corporation.

       1.10 ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable
(a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of the Company acquired or to be acquired by reason of, or as a result of, the Merger, or
(b) otherwise to carry out the purposes of this Agreement, the Company and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company or otherwise to take any and all such action.

       1.11 ACCOUNTING AND TAX TREATMENT. The parties to this Agreement intend that the Merger shall be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                                     ARTICLE II

                          PAYMENT OF MERGER CONSIDERATION

       2.01   EXCHANGE OF SHARES.

              (a) At the Effective Time, upon surrender of all the Certificates representing all issued and outstanding shares of Company Common Stock to Parent (or affidavits and bonds relating thereto), Parent shall deliver to the Shareholder the Cash Price and such number of shares of Parent Common Stock that are not placed in escrow under Section 1.06 hereunder. The Shareholder shall also receive the Escrowed Consideration, which shall be deposited in escrow in accordance and subject to the conditions contained in
Section 1.06, Section 2.02 and Section 2.03, Article IX hereof and the Escrow Agreement.

              (b) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time.

              (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may direct as indemnity against any claim that may be made against it with respect to such

Certificate, Parent will deliver in exchange for such lost, stolen or destroyed Certificate, a replacement stock Certificate.

       2.02   FORFEITURE OF MERGER CONSIDERATION.

              (a) In the event that the employment agreement (the "Employment Agreement") between Parent and Shareholder is terminated by Shareholder prior to the first anniversary of the Closing Date (as defined below) for any reason other than death or Disability (as such term is defined in the Employment Agreement), the Escrowed Consideration shall be immediately returned in full to Parent subject to the terms of the Escrow Agreement. In the event that the Employment Agreement is terminated as a result of Shareholder's death or Disability, the Escrowed Consideration shall be immediately paid to Shareholder's heirs, successors or estate subject to the terms of the Escrow Agreement. In the event that the Employment Agreement is terminated by Parent pursuant to a Termination for Cause (as such term is defined in the Employment Agreement), then Parent shall receive, subject to the terms of the Escrow Agreement, from escrow the amount of Escrowed Consideration as is equal to the harm done to Parent as a result of the action(s) or inaction(s) by Shareholder giving rise to the Termination for Cause.

              (b) In the event that the number of employees of the Company listed on EXHIBIT E on the Closing Date is less than nineteen (19) (such number of employees listed on EXHIBIT E being the "Initial Employee Number"), Shareholder shall have an "Initial Employee Shortfall Number" equal to the product of negative one (-1) multiplied by the difference between (i) nineteen (19) and (ii) the number of employees listed on EXHIBIT E on the Closing Date. For example, if the number of employees listed on Exhibit E on the Closing Date is 17, then the Initial Employee Shortfall Number is -2.

              (c) In the event that, during the one-year period following the Closing Date, Shareholder hires employees for Parent or the Surviving Corporation which hires are solely attributable to his efforts or have not resulted from, or are not due to, the efforts of any other employee of Parent or the Surviving Corporation and such employees remain in the employ of the Parent or the Surviving Corporation for at least three (3) months (each, a "New Employee"), Shareholder shall receive a hiring credit equal to the product of one-half (1/2) multiplied by the number of New Employees hired (an "Employee Hiring Credit Number"); PROVIDED THAT in the event that John Manley is hired prior to the one year anniversary of the Closing Date, Shareholder shall receive a hiring credit equal to one (1) (the "John Manley Hiring Credit Number"). In the event that John Manley is not hired prior to the one year anniversary of the Closing Date, the John Manley Hiring Credit Number shall be zero (0). The sum of the Employee Hiring Credit Number and the John Manley Hiring Credit Number shall be the "Total Hiring Credit Number".

              (d) In the event that any employee of the Company listed on EXHIBIT E hereto on the Closing Date (other than Shareholder) leaves the employ of Parent or the Surviving Corporation for any reason prior to the first anniversary of the Closing for a reason other than due to a termination by Parent with the sole intent of adding to the Employee Attrition Number (as defined hereunder) (each, a "Terminating Employee"), Shareholder shall have an "Employee

Attrition Number" equal to the product of negative one (-1) multiplied by such number of Terminating Employees.

              (e) The "Reconciliation Number" shall be the sum of (i) the Initial Employee Shortfall Number plus (ii) the Total Hiring Credit Number plus
(iii) the Employee Attrition Number all as calculated on the one year anniversary date of the Closing. In the event that the Reconciliation Number is a negative number, Shareholder shall forfeit to Parent on the first anniversary of the Closing a number of shares of Parent Common Stock valued at the Average Closing Price having an aggregate value equal to the product of the Reconciliation Number multiplied by negative one (-1) divided by the Initial Employee Number multiplied by one million five hundred thousand dollars ($1,500,000), subject to the terms of the Escrow Agreement (the "Forfeiture Amount"); PROVIDED, HOWEVER, that in no event shall the Forfeiture Amount hereunder exceed one million five hundred thousand dollars ($1,500,000). In the event that the Reconciliation Number is zero or a positive number, then on the first anniversary of the Closing, Shareholder shall receive, subject to the terms of the Escrow Agreement, all Escrowed Consideration remaining at such time that is being held in escrow and is not subject to a Dispute (as such term is defined in the Escrow Agreement).

              Examples.

              1. The Initial Employee Number is 15, Shareholder hires 4 persons (none of which are John Manley), and there are 3 Terminating Employees. The Forfeiture Amount that Shareholder will forfeit is $500,000, calculated as follows:

              [(15-19) + (4 x .5) + (-3)]  x  (-1)     x   $1,500,000
              -------------------------------------------------------
                              15


              2. The Initial Employee Number is 15, Shareholder hires 2 persons (none of which are John Manley), and there are 3 Terminating Employees. The Forfeiture Amount that Shareholder will forfeit is $600,000, calculated as follows:

              [(15-19) + (2 x .5) + (-3)]  x   (-1)     x   $1,500,000
              --------------------------------------------------------
                              15


              3. The Initial Employee Number is 17, Shareholder hires 4 persons (none of which are John Manley), and there are 3 Terminating Employees. The Forfeiture Amount that Shareholder will forfeit is $264,705.88, calculated as follows:


              [(17-19) + (4 x .5) + (-3)]  x  (-1)     x   $1,500,000
              -------------------------------------------------------
                              17

              4. The Initial Employee Number is 17, Shareholder hires 8 persons (none of which are John Manley), and there is 1 Terminating Employee. The Reconciliation Number is 1 [(17-19) + (8 x .5) + (-1)] and Shareholder receives all Escrowed Consideration remaining on the one year anniversary of the Closing Date that is being held in escrow and is not subject to a Dispute.

              5. The Initial Employee Number is 15, Shareholder hires 4 persons (one of which is John Manley), and there are 3 Terminating Employees. The Forfeiture Amount that Shareholder will forfeit is $450,000, calculated as follows:

              [(15-19) + (3 x .5) + 1 + (-3)]  x  (-1)     x   $1,500,000
              -----------------------------------------------------------
                              15


       2.03   ADJUSTMENT OF MERGER CONSIDERATION.

              (a)    As soon as practicable but in no event later than ten
(10) days following the Closing Date, Shareholder shall cause the preparation of a balance sheet of the Company, as at the Closing Date (the "Closing Date Balance Sheet"), in accordance with generally accepted United States accounting principles ("GAAP") and consistent with past practice. The cost of preparation of the Closing Date Balance Sheet shall be borne by the Company. The Company and Parent shall share with each other such detailed calculations and supporting documents as the other shall reasonably require in connection with its review of any calculations made thereunder. Parent shall have the right, in its sole discretion, to cause a review or audit of the Closing Date Balance Sheet, as Parent's expense, by its accountants, provided that such review or audit shall be completed within 30 days following the availability of the Closing Date Balance Sheet. Parent may submit to Shareholder, not later than 30 days from the receipt of the Closing Date Balance Sheet from Shareholder, a list of any components of the Closing Date Balance Sheet appearing thereon with which Parent disagrees, if any.
The parties shall thereafter have 15 days to discuss and reach resolution on any items of dispute. Any items of dispute regarding the Closing Date Balance Sheet which are not so resolved shall be submitted to a nationally recognized firm of public accountants mutually acceptable to Shareholder and Parent, who shall have no conflict of interest with respect to either party and who shall serve as an arbitrator hereunder, the expenses of which shall be shared one-half by Shareholder and one-half by Parent. The determination of such firm with respect to any and all disputes shall be conclusive and binding upon all parties.

              (b) If, following such review and other procedures described in Section 2.03(a), the Closing Date Balance Sheet reflects a Net Working Capital (as defined below) less than $50,000, then the Stock Price payable hereunder shall be reduced on a dollar-for-dollar basis by the amount of such shortfall (the "Shortfall Amount"). For purposes of this Agreement, "Net Working Capital" shall mean the sum of the Cash plus Accounts Receivable less Current Liabilities as reflected on the Closing Date Balance Sheet, calculated in accordance with GAAP and consistent with past practice. At such time that the parties have agreed upon the Closing Date Balance Sheet and if an adjustment is required under this Section, then such number of the

Escrowed Shares shall be returned to the Parent as equal the Shortfall Amount divided by the Average Closing Price subject to the terms of the Escrow Agreement.


                                    ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDER

       The Company and the Shareholder, jointly and severally, hereby represent and warrant to Parent and Sub as follows:

       3.01   CORPORATE ORGANIZATION AND QUALIFICATION.

              (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut.
The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The Certificate or Articles of Incorporation and Bylaws of the Company, copies of which have previously been delivered to Parent, are true, accurate and complete copies of such documents as in effect as of the date of this Agreement.

              (b) Except as set forth on SCHEDULE 3.01, the Company has no direct or indirect Subsidiaries. Except as set forth on SCHEDULE 3.01, the Company does not own, control or hold with the power to vote, directly or indirectly of record, beneficially or otherwise, any capital stock or any equity or ownership interest in any corporation, partnership, association, joint venture or other entity, except for less than five percent (5%) of any equity security registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As used in this Agreement, the word "Subsidiary" means any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is or was consolidated with such party or with which such party is or was consolidated for financial reporting purposes.

              (c) The minute books of each of the Company and its Subsidiaries contain true, accurate and complete records of all meetings and other corporate actions held or taken by its shareholders and board of directors (including committees thereof).

       3.02   CAPITALIZATION.

              (a) The authorized capital stock of the Company consists of 20,000 shares of Company Common Stock. As of the date of this Agreement, there are 100 shares of Company Common Stock issued and outstanding all of which are owned by the Shareholder in the amounts as set forth in SCHEDULE
3.02 annexed hereto. Shareholder is the sole shareholder of the Company. Except as set forth on SCHEDULE 3.02, all of the issued and outstanding shares of

Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. The authorized and issued and outstanding capital stock of each Subsidiary of the Company is set forth on
SCHEDULE 3.02. All of the issued and outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company, have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights with no personal liability attaching to the ownership thereof. Except as set forth in SCHEDULE 3.02 hereto, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or any other equity security of the Company or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or any other equity security of the Company or any of its Subsidiaries other than as provided for in this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for securities having the right to vote) on any matters on which the Shareholder of the Company may vote.

              (b) Except as disclosed on SCHEDULE 3.02(b) hereto, there are no agreements or understandings, with respect to the voting of any shares of Company Common Stock or any Subsidiary of the Company or which restrict the transfer of such shares, to which the Company or any of its Subsidiaries is a party and there are no such agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of any such shares or which restrict the transfer of such shares, other than applicable federal and state securities laws.

              (c) All dividends on Company Common Stock which have been declared prior to the date of this Agreement have been paid in full.

       3.03   AUTHORITY; NO VIOLATION.

              (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all requisite corporate action on the part of the Company and, except for the approval of the adoption of this Agreement by the vote or consent of the Shareholder of the Company required by the Company's Certificate or Articles of Incorporation and Bylaws and the filing of the Certificate of Merger, no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by Parent and Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including, without limitation, all laws relating to fraudulent transfers), moratorium or similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

              (b) Except as set forth in SCHEDULE 3.03 hereto, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions, hereof, will (i) violate, conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of the Company, (ii) assuming that the consents and approvals referred to in Section 3.04 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree, license or injunction applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provisions of or the loss of any benefit under, constitute a default (or any event, which, with notice or lapse of time, or both would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or affected.

       3.04 CONSENTS AND APPROVALS. Except for (a) the filing of the Certificate of Merger with the Delaware Secretary and the Connecticut Secretary, respectively, pursuant to the DGCL and the CBCA, respectively, to effect the Merger, (b) such filings as may be necessary as a result of any facts or circumstances relating solely to Parent or Sub, and (c) such filings, authorizations, consents or approvals as may be set forth in SCHEDULE 3.04 hereto, no consents or approvals of, or filings or registrations with, any court, administrative agency, regulatory agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with the execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby.

       3.05   FINANCIAL STATEMENTS.

              (a) The Company has previously delivered to Parent copies of the unaudited consolidated balance sheets of the Company as of December 31, 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal year 1998, inclusive. The Company has also previously delivered to Parent copies of the unaudited consolidated balance sheets of the Company as of September 30, 1999, and the related unaudited consolidated statements of income and cash flows for the nine months ended September 30, 1999. All such financial statements delivered under this Section 3.05(a) to Parent shall be collectively referred to herein as the "Financial Statements." The unaudited consolidated interim financial statements of the Company and its Subsidiaries have been prepared in accordance with GAAP consistently applied during the periods involved, complied as of their respective dates in all material respects with applicable accounting requirements, and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated income and retained earnings and sources and applications of funds for the periods then ended.

              (b) Except as set forth on SCHEDULE 3.05(b) hereto for liabilities incurred since September 30, 1999 in the ordinary course of business consistent with past practice and as otherwise set forth on SCHEDULE 3.05(b) hereto, the Company does not have any liabilities or obligations of any nature whatsoever (whether absolute, accrued, contingent or otherwise) which are not adequately reserved or reflected on the balance sheet of the Company for the quarter ended September 30, 1999, and there do not exist any circumstances that could be expected to result in such liabilities or obligations.

              (c) SCHEDULE 3.05(c)(i) contains the Company's accounts receivable report as of September 30, 1999, which report is true and accurate in all material respects and has been prepared in accordance with the Company's normal practice. The accounts receivable reflected in the September 30, 1999 report contained in SCHEDULE 3.05(c)(i) and all the accounts receivable arising after such date are valid and genuine and arose from bona fide transactions in the ordinary course of the Company's business and have been recorded in accordance with the Company's historical revenue recognition policy. Except as set forth ON SCHEDULE 3.05(c)(ii), no account receivable has been assigned or pledged to any other person and no defense or set off to any such account receivable has been asserted by the account obligor. The allowance for bad debt for the Company's accounts receivable set forth on the September 30, 1999 unaudited consolidated balance sheet is adequate and in accordance with the historical accounting practices of the Company, and all of the accounts receivable of the Company on hand at the Effective Time, net of such allowance for bad debt, are and will be good and collectible in full within 180 days following the Effective Time.

              (d) Since September 30, 1999 neither the Company nor its Subsidiaries has declared or paid any dividends, or made any other distribution on or in respect of, or directly or indirectly purchased, retired, redeemed or otherwise acquired any shares of the capital stock of the Company or issued or sold any such shares of capital stock.

       3.06   ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth in
SCHEDULE 3.06 hereto, since September 30, 1999, there has not been any Material Adverse Effect on the Company (including without limitation any loss of employees or customers that has had a Material Adverse Effect, or that is likely to have a Material Adverse Effect, on the Company) and no fact or condition exists which is likely to cause such a Material Adverse Effect on the Company in the future. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Parent, Sub or the Company, as the case may be, any change or effect that is or is reasonably expected to be materially adverse to the business, properties, assets, liabilities, financial condition or results of operations of such party and its Subsidiaries, taken as a whole.

       3.07 LEGAL PROCEEDINGS. Except as set forth IN SCHEDULE 3.07 hereto, the Company is not a party to any, and there are no pending or threatened, legal, administrative, arbitrable or other proceedings, claims, actions or governmental or regulatory investigations of any nature against or affecting the Company or any of its Subsidiaries or any property or asset of the

Company or any of its Subsidiaries, before any court, arbitrator, administrative agency or Governmental Entity, domestic or foreign. Neither the Company nor any of its Subsidiaries nor any property or asset of the Company is subject to any order, writ, judgment, injunction, decree, determination or award which restricts its ability to conduct business in any area in which it presently does business.

       3.08   TAXES AND TAX RETURNS.

              (a) For purposes of this Agreement, the terms "Tax" and "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, premium, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties (including penalties for failure to file in accordance with applicable information reporting requirements), and additions to tax by any authority, whether federal, state, local, domestic or foreign. The term "Tax Return" shall mean any report, return, form, declaration or other document or information required to be supplied to any authority in connection with Taxes.

              (b) The Company and its Subsidiaries and to the extent required in connection with the activities of the Company, the Shareholder (collectively, the "Taxpayer") have filed all Tax Returns that were required to be filed. All such Tax Returns were when filed, and continue to be, correct and complete in all material respects. All Taxes owed by the Taxpayer (whether or not shown on any Tax Return) have been timely paid. Except as set forth on SCHEDULE 3.08(b) annexed hereto, the Taxpayer currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Taxpayer does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens with respect to Taxes on any of the assets or property of the Taxpayer.

              (c) The Taxpayer has withheld or collected and paid all Taxes required to have been withheld or collected and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, any other third party, or otherwise.

              (d) There is no dispute or claim concerning any Tax Liability of the Taxpayer either (A) claimed or raised by any authority in writing or (B) as to which the Taxpayer or the directors and officers (and employees responsible for Tax matters) of the Taxpayer has knowledge. There are no proceedings with respect to Taxes pending, except as set forth on SCHEDULE 3.08(d) annexed hereto.

              (e) SCHEDULE 3.08(e) annexed hereto sets forth an accurate, correct and complete list of all federal, state, local, and foreign Tax Returns filed with respect to the Taxpayer for taxable periods ended on or after December 31, 1994, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by or on behalf of the Taxpayer since December 31, 1994. No other audit or investigation with respect to Taxes is pending or has been threatened.

              (f) The Taxpayer has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

              (g) None of the assets of the Taxpayer are assets that Sub or Parent or any affiliate of Parent is or shall be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or is "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code.

              (h) The Taxpayer has not agreed to make, nor is it required to make, any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

              (i) The Taxpayer is not a party to any contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code, or the payment of any consideration which would not be deductible by reason of Section 162(m) of the Code.

              (j) The Taxpayer has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

              (k) The Taxpayer is not a party to any agreement, whether written or unwritten, providing for the payment of Tax liabilities, payment for Tax losses, entitlements to refunds or similar Tax matters.

              (1) No ruling with respect to Taxes relating to the Taxpayer has been requested by or on behalf of the Taxpayer.

              (m) The Taxpayer (A) has never been a member of an affiliated group (within the meaning of Section 1504 of the Code, or any similar group as defined for state, local or foreign tax purposes) filing a consolidated federal (or combined or unitary state, local or foreign) income Tax Return or (B) does not have any liability for the taxes of any Person (other than the Taxpayers) under Reg. Section 1.1502-6 (or any similar provision of state, local or foreign
Law), as a transferee or successor, by contract, or otherwise.

              (n) The unpaid Taxes of the Taxpayer (A) did not, as of the most recent fiscal quarter end, exceed the reserves for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on its books at such time and (B) do not exceed that reserve as adjusted for the passage of time through the Effective Date in accordance with the past custom and practice of the Taxpayer in filing its Tax Returns.

              (o) SCHEDULE 3.08(o) sets forth the following information with respect to the Company as of the most recent practicable date (as well as on an estimated pro forma basis as of the Effective Date giving effect to the consummation of the transactions contemplated hereby): the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company.

       3.09   EMPLOYEE BENEFIT PLANS.

              (a) SCHEDULE 3.09 hereto sets forth a true and complete list of all Plans maintained or contributed to by the Company or any of its Subsidiaries during the five- (5) years preceding this Agreement. The term "Plans" for purposes of this Article III means all employee benefit plans, arrangements or agreements that are maintained or contributed to, or that were maintained or contributed to at any time during the five (5) years preceding the date of this Agreement, by the Company or any of its Subsidiaries, or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

              (b) The Company has heretofore delivered to Parent true and complete copies of each of the Plans and all related documents, including but not limited to (i) all required Forms 5500 and all related schedules for such Plans (if applicable) for each of the last two (2) years, (ii) the actuarial report for such Plan (if applicable) for each of the last two (2) years, and
(iii) the most recent determination letter from the IRS (if applicable) for such plan.

              (c) (i) Except as set forth in SCHEDULE 3.09 hereto, each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within meaning of
Section 40(a) of the Code has been maintained so as to qualify from the effective date of such Plan to the Effective Time, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of "benefit liabilities" (within the meaning of Section 4001(a)(16) of ERISA) under such Plan, based upon the actuarial assumptions currently used by the Plan for IRS funding purposes did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, and there has been no "accumulated funding deficiency" (whether or not waived), (iv) no Plan provides benefits, including without limitation death, medical or other benefits (whether or not insured), with respect to current or former employees of the Company, any of its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (u) coverage mandated by applicable law, (v) life insurance death benefits payable in the event of the death of a covered employee, (w) disability benefits payable to disabled former employees, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of the Company, any of its Subsidiaries or any ERISA Affiliate or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) with respect to each Plan subject to Title IV of ERISA no liability under Title IV of ERISA has been incurred by the Company, any of its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, no condition exists that presents a material risk to the Company, any of its Subsidiaries or any ERISA Affiliate of incurring a material liability to or on account of such Plan, and there has been no "reportable event" (within the meaning of Section 1013 of ERISA and the regulations thereunder), (vi) none of the Company, any of its Subsidiaries or any ERISA Affiliate has ever maintained or contributed to a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by the Company as of the Effective
Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code,
(viii) none of the Company, any of its Subsidiaries or any ERISA Affiliate has engaged in a transaction in connection with which the Company, any of its Subsidiaries or any ERISA Affiliate has any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) consummation of the transactions contemplated hereby will not cause any amounts payable under any of the Plans to fail to be deductible for federal income tax purposes under Sections 280G or 162(m) of the Code, and (x) there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.

              (d) With respect to any Plan that is a welfare plan (within the meaning of Section 3(l) of ERISA) (i) no such Plan is funded through a "welfare benefit fund," as such term is defined in Section 419(a) of the Code, and (ii) each such Plan complies in all material respects with the applicable requirements of Section 4980B(f) of the Code, Part 6 of Subtitle B of Title I of ERISA and any applicable state continuation coverage requirements ("COBRA").

              (e) Except as prohibited by law (including Section 411(d)(6) of the Code), each Plan may be amended, terminated, modified or otherwise revised by the Company, any of its Subsidiaries or its ERISA Affiliates as of the Effective Time to eliminate, without material effect, any and all future benefit accruals under any Plan (except claims incurred under any welfare plan).

              (f) Except as set forth on SCHEDULE 3.09, neither the Company nor any of its Subsidiaries has entered into, adopted or amended in any respect any collective bargaining agreement or adopted or amended any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, insurance or other similar plan, agreement, trust, fund or arrangement for the benefit of employees (whether or not legally binding).

       3.10 COMPLIANCE WITH APPLICABLE LAW; CERTAIN AGREEMENTS; LICENSING. Except as set forth in SCHEDULE 3.10(i) hereto, each of the Company and its Subsidiaries holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to all, and has complied with and is not in conflict with, or in default or violation of any
(a) statute, code, ordinance, law, rule, regulation, order, writ, judgment, injunction or decree, published policies and guidelines of any Governmental Entity, applicable to the Company or any Subsidiary or by which any property or asset of the Company or Subsidiary is bound or affected or (b) any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any Subsidiary or any property or asset of the Company or Subsidiary is bound or affected; and neither the Company nor any Subsidiary knows of, or has received notice of, any violations of any the above. SCHEDULE 3.10(ii) hereto contains a list of all federal and state licenses, franchises, permits and authorizations necessary for the lawful conduct of the Company's or any of its Subsidiaries' respective businesses.

       3.11   CERTAIN CONTRACTS.

              (a) Except as set forth in SCHEDULE 3.11(a) hereto, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral): (i) with respect to the employment of any director, officer or employee, or with respect to the employment of any consultant which cannot be terminated without payment,
(ii) which, upon the consummation of the transactions contemplated by this Agreement, will result in any payment (whether of severance pay or otherwise) becoming due from the Company or any of its Subsidiaries to any officer or employee thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K promulgated by the Securities and Exchange Commission) ("SEC") to be performed after the date of this Agreement that has not otherwise been disclosed in writing to Parent, (iv) which is a consulting or other agreement (including agreements entered into in the ordinary course and data processing, software programming and licensing contracts) not terminable on ninety (90) days or less notice, (v) which restricts the conduct of any line of business by the Company or any of its Subsidiaries, (vi) with or to a labor union or guild (including any collective bargaining agreement), or (vii) any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. The Company has previously delivered to Parent true and complete copies of all employment, consulting and deferred compensation agreements which are in writing and to which the Company is a party. Each contract, arrangement, commitment or understanding of the type described in this section is referred to herein as a "Company Contract".

              (b) Except as set forth in SCHEDULE 3.11(b) hereto, (i) each Company Contract is legal, valid and binding upon the Company or any of its Subsidiaries, as the case may be, assuming due authorization of the other party or parties thereto, and in full force and effect, (ii) the Company has performed all obligations required to be performed by it to date under each such Company Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of the Company or Subsidiary, as the case may be, under any such Company Contract.

              (c) Neither the Company nor its Subsidiaries has made any express warranty to any person or entity with respect to any services or products it provides or delivers or has made or agreed to make any indemnification payment with respect to any warranty claim, except for (i) the warranties and/or agreement(s) to indemnify of which true and correct copies have been delivered to Parent, and (ii) any warranties under other state or federal laws generally.

       3.12 AGREEMENTS WITH REGULATORY AGENCIES. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding, commitment letter, suspension order, or similar undertaking (each, a "Regulatory Agreement") with any regulatory agency or any other Governmental Entity that restricts the conduct of its business in any material respect, nor has the Company been notified by any regulatory agency or any other Governmental
Entity that it is considering issuing or requesting any Regulatory Agreement.

       3.13   ENVIRONMENTAL MATTERS.

              (a) The Company and its Subsidiaries are, and have been, in compliance with all applicable environmental laws and with all rules, regulations, standards and requirements of the United States Environmental Protection Agency (the "EPA") and of state and local agencies with jurisdiction over pollution or protection of the environment.

              (b) There is no suit, claim, action or proceeding pending or threatened, before any Governmental Entity or other forum in which the Company or any of its Subsidiaries has been or, with respect to threatened proceedings, may be named as a defendant, responsible party or potentially responsible party in any way relating to any environmental law, rule, regulation, standard or requirement.

       3.14   PROPERTIES.

              (a) SCHEDULE 3.14 hereto contains a true, complete and correct list and a brief description of all real properties owned by the Company or any of its Subsidiaries. Except as set forth in SCHEDULE 3.14 hereto, the Company or its Subsidiaries has good and marketable title to all real property and other property owned by it and included in the balance sheet of the Company at September 30, 1999, and owns such property subject to no encumbrances, liens, security interests, pledges or title imperfections except for (i) those items that secure liabilities that are reflected in such balance sheet or the notes thereto, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (iii) those items that do not, individually or in the aggregate, have a Material Adverse Effect on the Company or which do not and will not interfere with the use of the property as currently used or contemplated to be used by the Company or its Subsidiaries, or the conduct of the business of the Company or its Subsidiaries.

              (b) Neither the Company nor any of its Subsidiaries has received any notice of a violation of any applicable zoning or environmental regulation, ordinance or other law, order, regulation or requirement relating to its operations or its properties and there is no such violation. Except as set forth in SCHEDULE 3.14 hereto, all buildings and structures owned and used by the Company or any of its Subsidiaries conform with all applicable ordinances, codes or regulations. Except as set forth in SCHEDULE 3.14 hereto, all buildings and structures leased and used by the Company or any of its Subsidiaries conform in all material respects with all applicable ordinances, codes or regulations.

              (c) SCHEDULE 3.14 contains a true, complete and correct list of all leases pursuant to which the Company or any of its Subsidiaries leases any real or personal property, either as lessee or as lessor (the "Company Leases"). Assuming due authorization of the other party or parties thereto, each of the Company
Leases is valid and binding on the Company or Subsidiary, and, to the best of the Company's knowledge, valid and binding on and enforceable against all other respective parties to such leases, in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including, without limitation, all laws relating to fraudulent transfers), moratorium or similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). There are not under such Company Leases any existing breaches, defaults or events of default by the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries received notice of, or made a claim with respect to, any breach or default by any other party to such Company Leases. Each of the Company and its Subsidiaries enjoys quiet and peaceful possession of all such leased properties occupied by it as lessee.

       3.15 INSURANCE. The Company has made available to Parent true and complete copies of all material policies of insurance of the Company or any of its Subsidiaries currently in effect. All of the policies relating to insurance maintained by the Company with the respect to its material properties and the conduct of its business in any material respect (or any comparable policies entered into as a replacement thereof) are in full force and effect and the Company has not received any notice of cancellation with respect thereto. All life insurance policies on the lives of any of the current and former officers of the Company which are maintained by the Company or any of its Subsidiaries or which are otherwise included as assets on the books of the Company (i) are, or will at the Effective Time be, owned by the Company or any of its Subsidiaries, free and clear of any claims thereon by the officers or members of their families, except with respect to the death benefits thereunder, as to which the Company agrees that there will not be an amendment prior to the Effective Time without the consent of Parent, and (ii) are accounted for properly on the books of the Company in accordance with GAAP. The Company does not have any material liability for unpaid premium or premium adjustments not properly reflected on the Company's September 30, 1999 balance sheet. The Company and its Subsidiaries have been and are adequately insured with respect to its respective property and the conduct of its business in such amounts and against such risks as are substantially similar in kind and amount to that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of the Company (including without limitation liability insurance and blanket bond insurance). All claims under any policy or bond have been duly and timely filed.

       3.16 LABOR MATTERS. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union or guild contract nor has the Company or any of its Subsidiaries been approached by any collective bargaining or other labor union or guild seeking to enter into a contract with the Company or any of its Subsidiaries. There is no pending or threatened, labor dispute, strike or work stoppage against the Company or any of its Subsidiaries which may interfere with the business activities of the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries or their respective representatives or employees has committed any unfair labor practices in connection with the operation of the business of the Company or any of its Subsidiaries, and there is no pending or threatened charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency. Except as set forth on SCHEDULE 3.16 hereto, neither the Company nor its Subsidiaries has hired any illegal aliens as employees. Neither the Company nor its Subsidiaries has discriminated on the basis of race, age, sex or otherwise in its employment conditions or practices with respect to its employees. There are no race, age, sex or other discrimination complaints pending, or threatened against the Company or any of its Subsidiaries by any employee, former or current, before any domestic (federal, state or local) or foreign board, department, commission or agency nor, to the knowledge of the Company, does any basis therefor exist.

       3.17 INTELLECTUAL PROPERTY. The Company and its Subsidiaries own or possess valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks, trademarks, domain names, software and other intellectual property used in its business, which are set forth in SCHEDULE 3.17 hereto; neither the Company nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. The Company and its Subsidiaries have performed in all material respects all the obligations required to be performed by it with respect to the items of intellectual property set forth in SCHEDULE 3.17 hereto and are not in material default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

       3.18 BROKER'S FEES. Neither the Company nor any of its officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except as set forth in SCHEDULE 3.18.

       3.19 BANK ACCOUNTS. The Company has provided or made available to Parent complete and current summaries of information regarding all accounts, lock boxes and safe deposits maintained by the Company at banks, trust companies, securities firms or other brokers or other financial institutions.

       3.20 YEAR 2000. The hardware and software utilized by and relied on by the Company and its Subsidiaries in the conduct of their respective business (i) are designed to be used prior to, during and after December 31, 1999 ("Year 2000") and such hardware and software will operate during each such time period without error relating to date data, specifically including any error relating to, or the conduct of, date data which represents or references different centuries or more than one century, (ii) will not abnormally end or provide invalid or incorrect results as a result of date data, and (iii) have been designed to ensure Year 2000 compatibility, including date data, century recognition, leap year, calculations which accommodate same century and multicentury formulas and date values, and date data interface values that reflect the century. Other than as indicated in Schedule 3.20, the Company has no liability, obligation or commitment to any third party relating to Year 2000 compatability for any services performed or goods sold, including but not limited to, any obligation to indemnify any third party for work performed if such party incurs any damages as a result of the Company's services.

       3.21 DISCLOSURE. To the best of the Company's and the Shareholder's knowledge, no representation or warranty contained in this Agreement or any schedule to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. Each of the Company and the Shareholder acknowledges and agrees that it has been represented by its own counsel and has been able to confer with and ask questions of its counsel in connection with the terms and conditions of this Agreement and the preparation of the schedules hereto. Accordingly, each of the Company and the Shareholder acknowledges and agrees that it is solely responsible for the preparation, correctness, accuracy and truthfulness of the schedules set forth in this Article 3 to this Agreement, notwithstanding that counsel to Parent and Sub may have aided the Company and Shareholder by typing any schedules pursuant to, in accordance with and based upon the instructions and information provided by the Company and the Shareholder.

                                     ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

       Parent and Sub hereby, jointly and severally, represent and warrant to the Company as follows:

       4.01 CORPORATE ORGANIZATION AND QUALIFICATION. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The Certificate of Incorporation and Bylaws of each of Parent and Sub, copies of which have previously been delivered to the Company, are true and complete copies of such documents as in effect as of the date of this Agreement.

       4.02   CAPITALIZATION.

              (a) The authorized capital stock of Parent consists of 20,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share ("Parent Preferred Stock"). As of September 30, 1999, 3,500,000 shares of Parent Common Stock and no shares of Parent Preferred Stock were issued and outstanding. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof.

              (b) The authorized capital stock of Sub consists of 10,000 shares of common stock, par value $0.01 per share ("Sub Common Stock"). As of the date hereof, 1,000 shares of Sub Common Stock are outstanding. All of the issued and outstanding shares of capital stock of Sub are owned by Parent, have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights with no personal liability attaching to the ownership thereof.

       4.03   AUTHORITY; NO VIOLATIONS.

              (a) Each of Parent and Sub have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of each of Parent and Sub. Except for the filing of the Certificate of Merger and the approval of the shareholders of Sub, no other corporate proceedings on the part of Parent or Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Sub and (assuming the due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including, without limitation, all laws relating to fraudulent transfers), moratorium or similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

              (b) Neither the execution and delivery of this Agreement by each of Parent and Sub, nor the consummation by either Parent or Sub, as the case may be, of the transactions contemplated hereby, nor compliance by either Parent or Sub with any of the terms or provisions hereof, will (i) violate, conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of Parent, or Sub, as the case may be, or (ii)(x) violate any statute, code, ordinance, rule, regulations, judgment, order, writ, decree or injunction applicable to Parent or Sub or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provisions of or the loss of any benefit under, constitute a default (or any event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or Sub is a party, or by which they or any of their respective properties or assets may be bound or affected.

       4.04 CONSENTS AND APPROVALS. Except for (a) the filing of the Certificate of Merger with the Delaware Secretary and the Connecticut Secretary, respectively, pursuant to the DGCL and the CBCA, respectively, to effect the Merger, (b) such filings as may be necessary as a result of any facts or circumstances related solely to the Company, and (c) the consent of the shareholders of Sub to the Merger, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by Parent and Sub of this Agreement and the consummation by Parent and Sub of the Merger and the other transactions contemplated hereby.

       4.05 BROKER'S FEES. Neither Parent nor Sub, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fee, commission or finder's fee in connection with any of the transactions contemplated by this Agreement, except as set forth in SCHEDULE 4.05 hereto.

       4.06 SEC REPORTS. Parent has previously delivered to the Company an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement of Parent filed since May 1, 1999 with the SEC pursuant to the Exchange Act or the Securities Act (collectively, the "Parent SEC Reports"). Parent has timely filed (either by the required filing date or pursuant to Rule 12b-25 promulgated under the Exchange Act) all Parent SEC Reports and other documents required to be filed by it under the Securities Act and the Exchange Act and, as of their respective dates and all Parent SEC Reports complied with all of the rules and regulations of the SEC with respect thereto.

                                     ARTICLE V

                     COVENANTS RELATING TO CONDUCT OF BUSINESS


       5.01 COVENANTS OF THE COMPANY. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent, the Company shall (and shall cause its Subsidiaries to) carry on its business in the ordinary course consistent with past practice. The Company shall (and shall cause its Subsidiaries to) use all reasonable efforts to (x) preserve its business organization, (y) keep available the present services of its employees and (z) preserve for itself and Parent the goodwill of the customers of the Company and its Subsidiaries and others with whom business relationships exist, including, but not limited to all material contracts. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or consented to in writing by Parent, the Company shall not (and shall cause its Subsidiaries not to):

              (a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

              (b) (i) split, combine or reclassify any shares of its capital stock; or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement, or (ii) repurchase, redeem or otherwise acquire, any shares of the capital stock of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company;

              (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing;

              (d) amend its Certificate or Articles of Incorporation or Bylaws;

              (e)    make any capital expenditures;

              (f)    enter into any new line of business;

              (g) (i) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or (ii) otherwise acquire any assets, other than in the ordinary course of business, which would be material to the Company and its Subsidiaries, taken as a whole;

              (h) take any action that is intended or would result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in breach of any provision of this Agreement except, in every case, as may be required by applicable law;

              (i) change its methods of accounting in effect at December 31, 1998, except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company's independent auditors;

              (j) (i) enter into, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between the Company or any of its Subsidiaries and one or more of its current or former directors, officers or employees or (ii) increase in any manner compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares); or (iii) enter into, modify or renew any employment, severance or other agreement with any director, officer or employee of the Company or any of its Subsidiaries or establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement providing for any benefit to any director, officer or employee (whether or not legally binding);

              (k) incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity except in the ordinary course of business consistent with past practice of the Company;

              (l) sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

              (m) make any Tax election or settle or compromise any material federal, state, local or foreign Tax liability;

              (n) pay, discharge or satisfy any claim, liability or obligation, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice or as incurred in connection with the Merger and the transactions expressly contemplated hereby, of liabilities reflected or reserved against in the balance sheet at September 30, 1999, or subsequently incurred in the ordinary course of business and consistent with past practice;

              (o) enter into or renew, amend or terminate, or give notice of a proposed renewal, amendment or termination, or make any commitment with respect to, regardless of whether consistent with past practices, any lease, contract, agreement or commitment having a term of one year or more from the time of execution or outside of the ordinary course of business consistent with past practices;

              (p)    waive any material right, whether in equity or at law; or

              (q)    agree to do any of the foregoing.

       5.02   NO SOLICITATION; NON-DISCLOSURE.

              (a) None of the Company, any of its Subsidiaries, the Shareholder or any of their respective directors, officers, employees, representatives, agents and advisors or other persons controlled by the Company shall solicit or hold discussions or negotiations with, or assist or provide any information to, any person, entity or group (other than Parent, Sub and their affiliates and representatives) concerning (i) any merger, consolidation, business combination, share exchange, or other similar transaction involving the Company; (ii) any sale, lease, exchange, mortgage, pledge, license transfer or other disposition of any shares of Company Common Stock or significant assets of the Company; or (iii) the issuance of any new shares of capital stock of the Company or any options, warrants or other rights to acquire shares of capital stock of the Company. The Company will promptly communicate to Parent, Sub and their affiliates and representatives the terms of any proposal, discussion, negotiation or inquiry relating to a merger or disposition of a significant portion of its capital stock or assets or similar transaction involving the Company and the identity of the party making such proposal or inquiry, which it may receive with respect to any such transaction.

              (b) No party (or its representatives, agents, counsel, accountants or investment bankers) hereto shall disclose to any third party, other than either party's representatives, agents, counsel, accountants or investment bankers any confidential or proprietary information about the business, assets or operations of the other parties to this Agreement or the transactions contemplated hereby, except as may be required by applicable law. The parties hereto agree that the remedy at law for any breach of the requirements of this subsection will be inadequate and that any breach would cause such immediate and permanent damage as would be impossible to ascertain, and, therefore, the parties hereto agree and consent that in the event of any breach of this subsection, in addition to any and all other legal and equitable remedies available for such breach, including a recovery of damages, the non-breaching parties shall be entitled to obtain preliminary or permanent injunctive relief without the necessity of proving actual damage by reason of such breach and, to the extent permissible under applicable law, a temporary restraining order may be granted immediately on commencement of such action.

                                     ARTICLE VI

                               ADDITIONAL AGREEMENTS

       6.01 REGULATORY MATTERS. The parties hereto shall cooperate with each other and use all reasonable efforts promptly to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger). The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company, Parent or Sub, as the case may be, which appear in any filing made with or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Parent (or Sub as the case may be) and the Company shall promptly furnish each other with copies of written communications received by Parent, Sub or the Company, as the case may be, from or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

       6.02   SECURITIES LAWS MATTERS.

              (a) During the two-year period following the Closing Date, Parent shall use its reasonable best efforts to make current public information available in accordance with Rule 144(c) under the Securities Act.

              (b) On the Closing Date, Parent shall execute and deliver to the Shareholder of the Company a Registration Rights Agreement in the form attached hereto as EXHIBIT B.

       6.03 SHAREHOLDER APPROVAL. In order to consummate the Merger, each of the parties hereto shall take all steps necessary to obtain the approval of this Agreement and the transactions contemplated hereby by its respective shareholders, if applicable, and shall use all reasonable efforts to obtain such approval and adoption.

       6.04 ACCESS TO INFORMATION. The Company shall afford to Parent, and shall cause its independent accountants to afford to Parent and Parent's accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the

Closing to all of the Company's assets, properties, books, Company Contracts and records. The Company shall permit Parent and its representatives to make abstracts from and copies of such books and records. During such period, the Company shall use its reasonable best efforts to furnish promptly to Parent all other information concerning the business, properties and personnel of the Company as Parent may reasonably request.

       6.05 LEGAL CONDITIONS TO MERGER. Each of Parent, Sub and the Company shall use all reasonable efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Parent, Sub or the Company in connection with the Merger and the other transactions contemplated by this Agreement.

       6.06 ADDITIONAL AGREEMENTS. If at any time after the Effective Time any further action is necessary or desirable to carry out the purpose of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement shall take all such necessary action as may be reasonably requested by the Company or Parent (without additional cost to them).

       6.07 DISCLOSURE SUPPLEMENTS. Prior to the Effective Time, each party will supplement or amend the Schedules hereto delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Schedules shall have any effect for the purposes of determining satisfaction of the conditions set forth in Sections 7.02(a) hereof or the compliance by the Company with the covenants set forth in Section 5.01 hereof (unless Parent consents in writing to such satisfaction of conditions or compliance) or for the purposes of determining satisfaction of the conditions set forth in Sections 7.03(a) hereof (unless the Company consents to such satisfaction of conditions).

       6.08 NO INCONSISTENT ACTIONS. Prior to the Effective Time, except as otherwise permitted by this Agreement, no party will enter into any transaction or make any agreement or commitment and will use reasonable efforts not to permit any event to occur, which could reasonably be anticipated to result in
(x) a denial of the regulatory approvals referred to in Section 7.01(a) or (y) the imposition of any condition or requirement that would materially adversely affect the economic or business benefits to the Surviving Corporation of the transactions contemplated by this Agreement.

       6.09 TAX MATTERS. The parties shall not, before or after the Effective Time, purposefully take any action or fail to take any action that would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

       6.10 EMPLOYMENT AGREEMENT. On the Closing Date, the Company shall enter into the Employment Agreement with Shareholder in the form attached as EXHIBIT C hereto.

       6.11 COMPANY SHAREHOLDER REPRESENTATION LETTER. On the Closing Date, the Company shall cause the Shareholder to execute and deliver to Parent the Representation Letter in the form attached hereto as EXHIBIT D.

       6.12 RETENTION BONUSES. Parent shall pay to each employee of the Company listed on EXHIBIT E hereto a bonus (the "Retention Bonus") in cash or in shares of Parent Common Stock, on the first anniversary of the Closing Date provided that such employee has remained in the employ of Parent at all times during such period. This Section 6.12 shall be construed as an agreement as to which such employees designated by Parent and the Company are intended to be third party beneficiaries and shall be enforceable by such persons and their heirs and representatives.

       6.13 PUBLICITY. The parties acknowledge that Parent, as a publicly held company, is subject to certain disclosure requirements under federal securities laws. Accordingly, the Company and the Shareholder agree that they
(a) will make no public comment concerning or announcement regarding the Merger;
(b) will institute procedures to restrict knowledge of the Merger to those who need to know; and (c) will notify Parent of any external rumor of the Merger received by the Company. Notwithstanding the foregoing, Parent reserves the right to disclosure the Merger, including financial information regarding the Company and the status of negotiations, at any time it decides that such disclosure is appropriate under the securities laws or the rules of any stock exchange.

       Except as otherwise required by law or the rules of The Nasdaq SmallCap Market System or the Boston Stock Exchange, Inc. and notwithstanding anything in this Agreement to the contrary, so long as this Agreement is in effect, none of Parent, Sub, the Shareholder or the Company shall, or shall permit any of their Subsidiaries, if applicable, to issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party.


                                    ARTICLE VII

                                CONDITIONS PRECEDENT

       7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

              (a) REGULATORY APPROVALS. All necessary approvals, authorizations and consents of all Governmental Entities required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

              (b) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect and no proceeding initiated by any Governmental Entity seeking an injunction shall be pending. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger, or any of the other transactions contemplated by this Agreement.

              (c) DISCHARGE OF AUTOMOBILE LEASE. Parent and Shareholder shall each pay one-half of such amount that is required to discharge Shareholder's automobile lease.

       7.02 CONDITIONS TO OBLIGATIONS OF PARENT AND SUB. The obligation of Parent and Sub to effect the Merger is also subject to the satisfaction or waiver by Parent or Sub, at or prior to the Effective Time, of the following conditions:

              (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Parent shall have received a certificate signed on behalf of the Company by an authorized officer to the foregoing effect.

              (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an authorized officer to such effect.

              (c) CONSENTS UNDER AGREEMENTS. The consent, approval, waiver or amendment (with financial covenants) of each person (other than the Governmental Entities referred to in Section 7.01(a)) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of the Company under any material loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained and shall be reasonably satisfactory to Parent.

              (d) ESCROW AGREEMENT. The Company and the Shareholder shall each have executed and delivered to each of Parent and Sub the Escrow Agreement in the form attached as EXHIBIT A hereto.

              (e) EMPLOYMENT AGREEMENT. Shareholder shall have executed and delivered to Parent the Employment Agreement in the form attached as EXHIBIT C hereto.

              (f) COMPANY SHAREHOLDER REPRESENTATION LETTER. The Company shall have caused the Shareholder to execute and deliver to Parent the Representation Letter in the form attached as EXHIBIT D hereto.

              (g) FIRPTA. The Company shall have delivered to Parent and Sub an affidavit, dated as of the Effective Date, pursuant to Sections 897 and 1445 of the Code in substantially the form set forth in EXHIBIT F hereto.

              (h) DISSENTERS' RIGHTS. The Shareholder of the Company shall not have any right to exercise dissenters', appraisal or similar rights under the CBCA by virtue of the Merger.

              (i) OPINION OF COUNSEL FOR COMPANY. The Parent and Sub shall have received an Opinion of Counsel of the Company in substantially the form set forth on EXHIBIT G hereto.

              (j) EMPLOYEE CONFIDENTIALITY AGREEMENTS. Each employee of the Company who will become an employee of Parent or Sub on the Closing Date shall execute and deliver to Parent the confidentiality agreement in the form attached hereto as EXHIBIT I.

              (k) INDEMNIFICATION LETTER. Each of the Company and the Shareholder shall execute and deliver to Parent and Sub the indemnification letter in the form attached hereto as EXHIBIT J.

       7.03 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Closing of the following conditions:

              (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. The Company shall have received a certificate signed on behalf of Parent and Sub by an authorized officer of each company to the foregoing effect.

              (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND SUB. Parent and Sub shall have each performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Sub by an authorized officer of each company to such effect.

              (c) ESCROW AGREEMENT. Parent and Sub shall each have executed and delivered to the Company and the Shareholder the Escrow Agreement in the form attached as EXHIBIT A hereto.

              (d) REGISTRATION RIGHTS AGREEMENT. Parent shall have executed and delivered to the Shareholder the Registration Rights Agreement attached as EXHIBIT B hereto.

              (e) EMPLOYMENT AGREEMENT. Parent shall have executed and delivered to Shareholder the Employment Agreement.

              (f) OPINION OF COUNSEL FOR THE PARENT AND SUB. The Company shall have received an opinion of counsel of Parent and Sub in substantially the form set forth on EXHIBIT H hereto.

              (g) PAYMENT OF MERGER CONSIDERATION. Parent shall have paid the Merger Consideration to the Shareholder.

              (h) ASSUMPTION OR DISCHARGE OF BANK INDEBTEDNESS. Parent or Sub shall assume or discharge the indebtedness of the Company due to Citizens Bank in the amount of $__________ as of the date hereof and the Company and the Shareholder, as the case may be, shall receive a release from Citizens Bank of their respective obligations, if any, under the line of credit.

              (i) TAX TREATMENT. The Shareholder shall have received a letter from counsel to the Parent to the effect that the Merger shall be treated as a tax free reorganization at least with respect to the Parent Common Stock portion of the Merger Consideration.

                                    ARTICLE VIII

                             TERMINATION AND AMENDMENT

       8.01 TERMINATION. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

              (a) by mutual consent of Parent and the Company in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

              (b) by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations, warranties, covenants or agreements set forth in this Agreement on the part of the other party, (i) which breach (if susceptible to cure) is not cured within twenty (20) business days following written notice to the party committing such breach, or (ii) which breach, by its nature, cannot be cured; or

              (c) by either Parent or the Company if the Closing shall not have occurred by January 31, 2000, unless the Closing is delayed solely because the Requisite Regulatory Approvals have not been obtained and the party responsible for obtaining such Requisite Regulatory Approvals is diligently undertaking such efforts required to obtain the same.

       8.02 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect except Section 5.02(b) shall survive any termination of this Agreement, and there shall be no further obligation on the part of Parent, Sub, the Company, or their respective officers or directors or the Shareholder except for the obligations under such provisions. Notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its intentional breach of any provision of this Agreement.

       8.03 EXPENSES. Each party shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, regardless of whether or not the Merger is consummated.

       8.04 AMENDMENT. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

       8.05 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver shall nor operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                     ARTICLE IX

                                  INDEMNIFICATION

       9.01 AGREEMENT TO INDEMNIFY. Following the Closing and subject to the limitations set forth herein,

              (a) the Company and the Shareholder, jointly and severally, shall indemnify and agree to defend and hold harmless Parent and the Surviving Corporation (and their respective affiliates, officers, directors, employees, representatives and agents) against and in respect of any and all claims, costs, losses, expenses, liabilities or other damages, including interest penalties

(collectively "Damages"), by reason of or otherwise arising out of a breach by the Company of a representation, warranty or covenant contained in this Agreement, and

              (b) Parent shall indemnify and agrees to defend and hold harmless the Company (and its respective affiliates, representatives and agents) against and in respect of any and all Damages by reason of or otherwise arising out of a breach by Parent or Sub of a representation, warranty or covenant contained in this Agreement. The amounts for which Parent, the Surviving Corporation and the Company may seek indemnification under this Article IX shall extend to, and as used herein the term "Damages" shall include, reasonable attorneys' fees and disbursements, reasonable accountants' fees and disbursements, costs of litigation and other expenses incurred by them (or their respective affiliates, officers, directors or employees) in the defense of any claim asserted against them (or their respective affiliates, officers, directors or employees) and any amounts paid in settlement or compromise of any claim asserted against them to the extent that the claim asserted is or would have been subject to the indemnification provisions hereof, subject to the limitations on indemnification set forth in Sections 9.02 and 9.03. "Damages" shall not include any amount for which reimbursement is received by Parent, the Surviving Corporation or the Company, as the case may be, pursuant to insurance policies or third-party payments by virtue of indemnification or subrogation received by such party.

       9.02 SURVIVAL OF INDEMNITY. The indemnification obligations of each indemnifying party pursuant to Section 9.01 shall survive the Closing for a period of twelve (12) months, except for Damages arising out of a breach of any of the representations or warranties in either Section 3.08 or Section 3.13, which shall survive indefinitely. Upon expiration of such periods, no indemnifying party shall have any liability for Damages under such indemnification obligations unless it has received written notice from an indemnified party claiming indemnification prior to the expiration of the applicable period as required.

       9.03   ADDITIONAL PROVISIONS.

              (a) LIMITATIONS ON INDEMNIFIED AMOUNTS OF THE COMPANY AND THE SHAREHOLDER. Except as otherwise provided herein, the Company and the Shareholder shall not have any obligation to indemnify any parties under this
Article IX until the Company's and the Shareholder's aggregate indemnity obligations shall exceed $50,000.00, whereupon such parties shall be entitled to receive Damages from the first dollar; PROVIDED, HOWEVER, that in no event shall the Company's and the Shareholder's aggregate indemnity obligations exceed the Merger Consideration. The liability of the Company and the Shareholder collectively for indemnification under this Article IX by reason of or arising out of any breach by the Company or the Shareholder of any covenant or of any representation or warranty shall not be modified, waived or diminished by any examination or investigation conducted by Parent of the books, records or operations of the Company.

              (b) LIMITATIONS ON INDEMNIFIED AMOUNTS OF PARENT. Parent shall have no obligation to indemnify the Company under this Article IX until the indemnified parties' aggregate indemnity obligations shall exceed $50,000.00, whereupon such parties shall be entitled to receive Damages from the first dollar; PROVIDED, HOWEVER, that in no event shall Parent's aggregate indemnity obligations exceed the Merger Consideration. The liability of Parent for indemnification under this Article IX by reason of or arising out of any breach by Parent or Sub of any covenant or of any representation or warranty shall not be modified, waived or diminished by any examination or investigation conducted by the Company of the books, records or operations of Parent and Sub.

              (c) NO LIMITATION IN EVENT OF FRAUD. Notwithstanding any other provision hereof, nothing in this Article IX (including the provisions of paragraphs (a) and (b) of this Section 9.03) or otherwise shall limit, in any manner, any remedy at law or equity, to which any party may be entitled as a result of fraud by any indemnifying party or its employees, officers or directors.

              (d) EXCLUSIVITY OF REMEDY; SURVIVAL OF COVENANTS. Following the Closing, except in respect of claims based upon fraud, the indemnification accorded by this Section shall be the sole and exclusive remedy of the parties indemnified under this Article IX in respect of any misrepresentation or inaccuracy in, or breach of, any representation or warranty or any breach or failure in performance of any covenant or agreement made in this Agreement or in any document or certificate delivered pursuant hereto. Notwithstanding the foregoing, in the event of any breach or failure in performance after the Closing of any covenant or agreement, a non-breaching party shall also be entitled to seek specific performance, injunctive or other equitable relief.
The covenants of any party shall terminate according to the terms of such covenant and the expiration of the applicable statutes of limitations.

              (e) SUBROGATION. Upon making any payment to an indemnified party for any indemnification claim pursuant to this Article IX, an indemnifying party shall be subrogated, to the extent of such payment, to any rights that the indemnified party may have against any other persons with respect to the subject matter underlying such indemnification claim and the indemnified party shall take such actions as the indemnifying party may reasonably require to perfect such subrogation or to pursue such rights against such other persons as the indemnified party may have.

              (f) PARENT'S RIGHT OF SET-OFF. Upon written notice to the Company or the Shareholder specifying in detail its good faith justification therefor, for a period of one (1) year from the Closing Date, Parent may set off the amount of any Damages for which the Company or the Shareholder are liable under Section 9.01 against the Escrowed Consideration. Neither the exercise of nor the failure to exercise such right of set-off shall constitute an election of remedies nor limit Parent or Sub in any manner in the enforcement of any other remedies that may be available to it.

                                     ARTICLE X

                                 GENERAL PROVISIONS

       10.01 CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall be held at the offices of Gibbons, Del Deo, Dolan, Griffinger & Vecchione, P.C., One Riverfront Plaza, Newark, New Jersey 07102 at 10:00 a.m. on January 3, 2000, or at such other date, time and place as is mutually agreed by the parties (the "Closing Date").

       10.02 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or telecopied (with confirmation from recipient), three (3) days after mailed by registered or certified mail (return receipt requested) or on the day delivered by an express courier (with confirmation from recipient) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

              (a)    if to Parent or Sub, to:

                     Perificient, Inc.
                     7600-B North Capital of Texas Highway
                     Suite 220
                     Austin, Texas 78731
                     Attn: John T. McDonald, Chief Executive Officer
                     Phone:      (512) 306-7337
                     Facsimile:  (512) 306-7331

                     with a copy to:

                     Gibbons, Del Deo, Dolan, Griffinger & Vecchione, P.C. 125 West 55th Street
                     New York, New York 10019-5369
                     Attn:  Jeffrey A. Baumel, Esq.
                     Phone:      (212) 649-4700
                     Facsimile:  (212) 333-5980


              (b)    if to the Company, to:

                     LoreData, Inc.
                     271 Pequot Avenue
                     New London, Connecticut 06320
                     Attn:  John Gillespie
                     Phone:      (860) 437-7632
                     Facsimile:  (860) 437-7642
                     with a copy to:

                     Law Offices of Michael F. Dowley
                     116 Washington Street
                     P.O. Box 1235
                     Middletown, CT 06457
                     Phone:      (860) 347-9987
                     Facsimile:  (860) 347-3597


       10.03 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

       10.04 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

       10.05 ENTIRE AGREEMENT. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

       10.06 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law principles thereof.

       10.07 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in Sections 5.02 or 6.04 of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Sections 5.02 or 6.04 of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any court located in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity.

       10.08 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is deemed to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

       10.09 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

       IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                       PERFICIENT, INC.


                                       By: /s/  John T. McDonald
                                          ----------------------------------
                                          Name:  John T. McDonald
                                          Title: Chief Executive Officer


                                       PERFICIENT ACQUISITION CORP.


                                       By: /s/ John T. McDonald
                                          ----------------------------------
                                          Name:  John T. McDonald
                                          Title: Chief Executive Officer


                                       LOREDATA, INC.


                                       By: /s/  John Gillespie
                                          ----------------------------------
                                          Name:  John Gillespie
                                          Title: President


                                       SHAREHOLDER


                                       /s/ John Gillespie
                                       -------------------------------------
                                       John Gillespie, individually